Exhibit 99.1

FOR IMMEDIATE RELEASE

MICHAEL DEAN SUCCEEDS DOUGLAS FAGGIOLI AS PRESIDENT AND CEO OF NATURE’S SUNSHINE PRODUCT’S, INC.

NATURE’S SUNSHINE PRODUCTS REPORTS SECOND QUARTER RESULTS

PROVO, Utah, July 30, 2010 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of nutritional supplements and complementary products, today confirmed that effective July 1, 2010, Michael Dean assumed his new role as President and CEO of Nature’s Sunshine Products.

As previously reported, Mr. Dean joined the board of Nature’s Sunshine Products last year and became CEO elect on March 12, 2010. He is the former CEO of Mediaur Technologies, a position he held since 2003. Previously, he was Executive Vice President of ABC Cable Networks, Senior Vice President of Corporate Strategic Planning and Development of the Walt Disney Company, and a strategy consultant with Bain & Company. He holds an MBA from Harvard Business School.

Mr. Dean became the CEO after Douglas Faggioli’s departure after 27 years with the Company, in which he contributed significantly to the Company’s global growth and development. Mr. Faggioli will continue to work with the Company through a consulting arrangement.

Second Quarter Results

Nature’s Sunshine Products, Inc. reported an increase in net sales of 3.8 percent to $87.4 million for the second quarter of 2010, compared with $84.1 million for the same period in 2009. Operating income improved by 43.9% to $3.0 million, compared to $2.1 million in the second quarter of 2009. Net income totaled $1.1 million, compared with $1.5 million in the second quarter of 2009. Basic and diluted net income per share was $0.07, compared with $0.10 for the same period last year. The increase in operating income is primarily the result of sales growth, as well as the reduction of selling, general, and administrative expenses. The reduction in net income is the result of a higher effective tax rate.

During the quarter, the Company generated $1.9 million in cash from operations. The Company’s balance sheet remained strong with cash and cash equivalents of $40.0 million (up from $35.6 million on December 31, 2009) and shareholders’ equity of $64.1 million (up from $57.1 million on December 31, 2009). The Company has no long-term debt.

Active Managers worldwide grew 2.3 percent to 30,600 from the end of last quarter and active Distributors worldwide totaled 687,500 at June 30, 2010. The Company benefited from increases in the number of active Managers in all three segments — NSP US and International, and Synergy Worldwide.

Six-Month Results

For the first half of 2010, net sales increased 4.2 percent to $174.4 million, compared with $167.3 million for the same period in 2009. Operating income improved by approximately $3.8 million to $3.0 million, compared with an operating loss of $0.8 million in the first half of 2009. Net income totaled $5.2 million, compared with $0.1 million in the second half of 2009. Basic and diluted net income per share was $0.34 and $0.33, respectively, compared with $0.00 for the same period last year. The increase in operating and net income is the result of sales growth and the reduction of selling, general, and administrative expenses. In addition, the year-to-date results include a foreign exchange gain recorded in the first quarter of $3.7 million, or $0.24 per diluted share, related to the implementation of highly-inflationary accounting for Venezuela and the devaluation of the Venezuelan bolivar. During the first half of 2010, the Company generated $5.4 million in cash from operations.

Segment Analysis

Nature’s Sunshine Products U.S., which remains the Company’s largest segment, decreased net sales revenue by 5.2 percent for the quarter, to $37.5 million, compared with $39.5 million in the same quarter a year ago. With lower sales and operating expenses down 1.7 percent, operating income for the three months ended June 30, 2010 totaled $2.1 million, a decrease of $1.4 million, as compared to $3.5 million for the same period in 2009. The decrease in sales was caused, in part, by changes in our promotional programs, the timing of event qualification periods (contributing to lower sales compared to the same period a year ago), as well as continuing weakness in the U.S. economy.

For Nature’s Sunshine Products International, net sales revenue for the three month period ended June 30, 2010 totaled $33.3 million, an increase of approximately 5.3 percent, compared to $31.6 million in the same quarter a year ago. Net sales benefited from growth in several key markets, as well as the effect of the weakening U.S. dollar overall and its positive impact on consumer demand in many of the markets in which we operate. These improvements were partially offset by the devaluation of Venezuela’s currency in the first quarter of 2010 and its effect on reported net sales for the current quarter. Operating income for the three months ended June 30, 2010, was $0.9 million, compared to an operating loss of $0.5 million for the same period in the prior year.

Among NSP International’s markets:

•                  Russian markets net sales increased $1.2 million, or 10.6 percent, to $12.5 million, compared to $11.3 million for the same period a year ago. This improvement was due, in part, to improved Manager and Distributor recruiting efforts, a better local economy, and a slight weakening of the U.S. dollar in relation to the various currencies in this market, which modestly reduced the price of our products. The strength of our Russian distributor network and leaders, and the launch of new products helped maintain positive momentum in this market.

•                  Canada net sales increased approximately $0.6 million, or 17.6 percent, to $4.0 million, compared to $3.4 million for the same period a year ago, strongly benefiting from positive foreign currency fluctuations. Excluding the effect of foreign currency fluctuations, net sales increased $0.1 million, or 2.9 percent, compared to the same period in 2009.

•                  Mexico net sales increased approximately $0.5 million, or 14.3 percent, to $4.0 million, compared to $3.5 million for the same period a year ago, and were strongly impacted by positive foreign currency fluctuations. Excluding the effect of foreign currency fluctuations, net sales increased $0.3 million, or 8.6 percent, compared to the same period in 2009.

•                  Venezuela net sales decreased approximately $1.3 million, or 44.8 percent, to $1.6 million, compared to $2.9 million for the same period a year ago, primarily as the result of the devaluation of the bolivar. In January of this year, the official exchange rate for bolivars changed from 2.15 bolivars per U.S. dollar to 4.30 bolivars per U.S. dollar for everything other than essential goods.

•                  As a group, net sales for the remaining Nature’s Sunshine Products International markets improved $0.7 million, or 6.7 percent, to net sales of $11.2 million, compared to $10.5 million for the same period in 2009, with 60 percent of the $0.7 million increase stemming from currency exchange rate fluctuations.

For the second quarter of 2010, Synergy Worldwide net sales were $16.6 million, an increase of approximately 27.4 percent, compared to $13.0 million in the same quarter a year ago. Net sales revenues increased due to significant growth in the European, U.S, and Korean markets, as well as the opening of the Vietnam market for Synergy products. These improvements were partially offset by decreases in Japan sales due to weak economic conditions, import restrictions on certain key products, strong competition, and declines in our distributor base in Japan. Operating income from the three months ended June 30, 2010, was at break-even, compared to an operating loss of $1.0 million for the same period in the prior year.

Among Synergy Worldwide’s markets:

•                  U.S. net sales increased $2.1 million, or 116.7 percent, to $3.9 million, compared to $1.8 million for the same period a year ago. This improvement was due to strong demand for key products that fostered growth in our U.S. Distributor base.

•                  European net sales increased $1.2 million, or 75.0 percent, to $2.8 million, compared to $1.6 million for the same period a year ago.  This improvement was due to network expansion into relatively new markets.

•                  Korea net sales increased approximately $0.6 million, or 33.3 percent, to $2.4 million, compared to $1.8 million for the same period a year ago, and benefited from positive foreign currency fluctuations. Excluding the effect of foreign currency fluctuations, net sales increased $0.3 million, or 16.7 percent, compared to the same period in 2009 due to continued growth of our Distributor base and effective leadership and development activities in the market.

•                  We launched our Synergy operations in Vietnam during the second quarter, achieving net sales of $0.7 million.

•                  Japan net sales decreased approximately $1.2 million, or 24.5 percent, to $3.7 million, compared to $4.9 million for the same period a year ago, primarily as the result of import restrictions on several key products, strong competition, and continued economic weakness in Japan, which resulted in a decrease in the Distributor base in this market.

•                  As a group, net sales for the remaining Synergy Worldwide markets improved $0.2 million, or 6.9 percent, to net sales of $3.1 million, compared to $2.9 million for the same period in 2009. The increase includes positive currency fluctuations of $0.4 million.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, the Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, the Philippines, Australia, Hong Kong, Taiwan, Russia, Ukraine, Latvia, Lithuania, Kazakhstan, Mongolia, Belarus, China, Poland, Germany, Austria, Norway, Sweden, the Czech Republic, the Netherlands, and Vietnam. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$40,010	$35,538
Restricted cash	249	1,495
Accounts receivable, net of allowance for doubtful accounts of $1,742 and $1,840 respectively	8,166	8,294
Investments available for sale	3,122	3,167
Inventories, net	38,590	40,623
Deferred income tax assets	5,894	6,646
Prepaid expenses and other current assets	5,770	5,629
Total current assets	101,801	101,392

Property, plant and equipment, net	27,965	28,757
Investment securities	1,786	1,752
Intangible assets	1,362	1,421
Deferred income tax assets	12,281	12,228
Other assets	18,778	19,306
	$163,973	$164,856

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$4,770	$4,176
Accrued volume incentives	18,643	17,495
Accrued liabilities	34,269	34,143
Deferred revenue	3,679	4,513
Income taxes payable	5,005	7,542
Total current liabilities	66,366	67,869
Liability related to unrecognized tax benefits	29,128	35,028
Deferred compensation payable	1,786	1,752
Other liabilities	2,606	3,112
Total long-term liabilities	33,520	39,892
Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,513 and 15,510 shares issued and outstanding as of June 30, 2010 and December 31, 2009	67,428	67,183
Retained earnings	14,718	9,511
Accumulated other comprehensive loss	(18,059)	(19,599)
Total shareholders’ equity	64,087	57,095
	$163,973	$164,856

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended June 30,
	2010	2009

Net Sales Revenue (net of the rebate portion of volume incentives of $11,104 and $12,183, respectively)	$87,358	$84,149
Cost and Expenses:
Cost of goods sold	16,845	15,787
Volume incentives	32,559	31,217
Selling, general and administrative	34,995	35,089
	84,399	82,093
Operating Income	2,959	2,056
Other (Expense) Income, Net	(937)	544

Income Before Income Tax Provision	2,022	2,600
Income Tax Provision	968	1,066
Net Income	$1,054	$1,534

Basic Net Income Per Common Share	$0.07	$0.10
Diluted Net Income Per Common Share	$0.07	$0.10
Weighted Average Basic Common Shares Outstanding	15,512	15,510
Weighted Average Diluted Common Shares Outstanding	15,602	15,510

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Six Months Ended June 30,
	2010	2009

Net Sales Revenue (net of the rebate portion of volume incentives of $22,357 and $23,454, respectively)	$174,404	$167,325
Cost and Expenses:
Cost of goods sold	34,846	33,334
Volume incentives	65,123	62,213
Selling, general and administrative	71,458	72,566
	171,427	168,113
Operating Income (Loss)	2,977	(788)
Other Income, Net	1,898	1,748

Income Before Income Tax (Benefit) Provision	4,875	960
Income Tax (Benefit) Provision	(332)	888
Net Income	$5,207	$72

Basic Net Income Per Common Share	$0.34	$0.00
Diluted Net Income Per Common Share	$0.33	$0.00
Weighted Average Basic Common Shares Outstanding	15,511	15,510
Weighted Average Diluted Common Shares Outstanding	15,597	15,510

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	286 Madison Avenue, Suite 907
Provo, Utah 84605-9005	New York, NY 10017
(801) 342-4370	(212) 532-3232